Exhibit 28(g)(i)(B)

AMENDED AND RESTATED SCHEDULE II

THIS AMENDED AND RESTATED SCHEDULE II effective as of March 21, 2013 is the Schedule II to that certain Custody Agreement between FundVantage Trust and The Bank of New York Mellon dated as of March 14, 2011, as may be amended from time to time.

SERIES

Cutwater High Yield Fund

Cutwater Multi-Sector Inflation Protection Fund

Cutwater Investment Grade Bond Fund

Cutwater Municipal Bond Inflation Protection Fund

Lateef Fund

WHV International Equity Fund

Pemberwick Fund

Private Capital Management Value Fund

Estabrook Value Fund

Estabrook Investment Grade Fixed Income Fund

Pacific Capital Tax-Free Securities Fund

Pacific Capital Tax-Free Short Intermediate Securities Fund

DuPont Capital Emerging Markets Fund

Boston Advisors Broad Allocation Strategy Fund

Formula Investing U.S. Value 1000 Fund

Formula Investing U.S. Value Select Fund

Formula Investing International Value 400 Fund

Formula Investing International Value Select Fund

WHV Emerging Markets Equity Fund

Timberline Small Cap Growth Fund (formerly, TW Small Cap Growth Fund)

Compak Dynamic Asset Allocation Fund

EIC Value Fund

DuPont Capital Emerging Markets Debt Fund

Heitman REIT Fund

Origin International Equity Fund

Gotham Absolute Return Fund

Gotham Enhanced Return Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule II to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON

		By:	/s/Dorothy R. McKeown
		Name:	Dorothy R. McKeown
		Title:	Managing Director
		Date:	5/31/13

FUNDVANTAGE TRUST

By:	/s/Joel Weiss
Name:	Joel Weiss
Title:	President
Date:	5/29/13